Exhibit (d)(2)(E)(1)

LITMAN GREGORY MASTERS HIGH INCOME ALTERNATIVES FUND

LITMAN GREGORY FUNDS TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT is made as of the 29th day of August, 2018 by and between Litman Gregory Fund Advisors LLC (the “Advisor”) and Ares Management LLC (the “Sub-Advisor”).

WITNESSETH:

WHEREAS, the Advisor has been retained as the investment adviser to the Litman Gregory Masters High Income Alternatives Fund (the “Fund”), a series of the Litman Gregory Funds Trust (the “Trust”), an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”), pursuant to a written agreement (the “Advisory Agreement”), a copy of which has been provided to the Sub-Advisor; and

WHEREAS, the Advisor has been authorized by the Trust to retain one or more investment advisers (each an “investment manager”) to serve as portfolio managers for a specified portion of the Fund’s assets (the “Allocated Portion”); and

WHEREAS, the Sub-Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);

WHEREAS, the Fund and the Advisor desire to retain the Sub-Advisor as an investment manager to render portfolio advice and related services to the Fund pursuant to the terms and provisions of this Agreement, and the Sub-Advisor desires to furnish said advice and services; and

WHEREAS, the Trust and the Fund are third party beneficiaries of such arrangements;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, which includes the Trust on behalf of the Fund for purposes of the indemnification provisions of Section 11 hereof, intending to be legally bound hereby, mutually agree as follows:

1.    Appointment of Sub-Advisor.

(a)    The Advisor hereby appoints the Sub-Advisor, and the Sub-Advisor hereby accepts such appointment, to render portfolio advice and related services with respect to the Allocated Portion of the assets of the Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Advisor and the Trust’s Board of Trustees.

(b)    The Sub-Advisor’s appointment shall be solely with respect to an Allocated Portion of the Fund’s assets, such Allocated Portion to be specified by the Advisor as of the date of this Agreement and subject to periodic increases or decreases at the Advisor’s sole discretion.

2.    Duties of Sub-Advisor.

(a)    General Duties. Subject to the supervision and approval of the Advisor and the Trust’s Board of Trustees, the Sub-Advisor will provide investment management of the Allocated Portion of the Fund’s assets. The Sub-Advisor shall invest and reinvest such Allocated Portion in accordance with (i) the investment objectives, policies and restrictions of the Fund as set forth in the Fund’s Prospectus and Statement of Additional Information, as from time to time in effect, or in any supplements thereto, and (ii) such other limitations, policies and procedures with respect to the Fund as the Advisor or the Board of Trustees of the Trust may impose from time to time, in each case as provided to or otherwise furnished in writing to the Sub-Advisor. In providing such services, the Sub-Advisor shall at all times adhere to the provisions and restrictions contained in the applicable federal securities laws, applicable state securities laws and other applicable law. The Advisor shall provide to the Sub-Advisor such information with respect to the Fund such that the Sub-Advisor will be able to maintain compliance with applicable regulations, laws, policies, and restrictions with respect to the Allocated Portion. Without limiting the generality of the foregoing, the Sub-Advisor shall: (i) manage and oversee the investment and reinvestment of the Allocated Portion of the Fund’s assets; (ii) effect the purchase and sale of portfolio securities for the Allocated Portion; (iii) vote proxies and take other actions with respect to the securities in the Sub-Advisor’s Allocated Portion; (iv) maintain copies of the books and records required to be maintained with respect to the securities in the Sub-Advisor’s Allocated Portion; (v) furnish reports, statements and other data on securities, economic conditions and other matters related to the investment of the Allocated Portion which the Advisor, the Board of Trustees, or the officers of the Trust may reasonably request; and (vi) render to the Trust’s Board of Trustees such periodic and special reports with respect to the Sub-Advisor’s Allocated Portion as the Board of Trustees may reasonably request.

The Advisor hereby designates and appoints the Sub-Adviser as its and the Fund’s limited purpose agent and attorney-in-fact, without further prior approval of the Advisor (except as expressly provided for herein or as may be required by law) to make and execute, in the name and on behalf of the Fund, all agreements, instruments and other documents and to take all such other action which the Sub-Advisor considers necessary or advisable to carry out its duties hereunder. By way of example and not by way of limitation, in connection with any purchase for the Fund or the Allocated Portion of securities or instruments that are not registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the Sub-Advisor shall have the full power and authority, among other things, to: (i) commit to purchase such securities for the Fund on the terms and conditions under which such securities are offered; (ii) execute such account opening and other agreements, instruments and documents (including, without limitation, purchase agreements, subscription documents, ISDA and other swap and derivative documents), and make such commitments, as may be required in connection with the purchase and sale of such securities or instruments; (iii) represent that the Fund is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act and a “Qualified Institutional Buyer” as defined in Rule 144A (a)(1)(i) under the Securities Act; and (iv) commit that such securities will not be offered or sold by the Fund except in compliance with the registration requirements of the Securities Act or an exemption therefrom. This power-of-attorney is a continuing power-of-attorney and shall remain in full force and effect until revoked by the Advisor or the Trust in writing, but any such revocation shall not affect any transaction initiated prior to receipt by the Sub-Advisor of such notice.

(b)    Brokerage. With respect to the Sub-Advisor’s Allocated Portion, the Sub-Advisor will place portfolio transactions for execution either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commissions merchant or other counterparty and will be responsible for negotiation of brokerage commission rates. The Sub-Advisor may direct orders to an affiliated person of the Sub-Advisor or to any other broker or dealer who has been identified by the Advisor to the Sub-Advisor as an affiliate of the Adviser, the Fund’s principal underwriter, any other investment manager of the Fund without prior authorization to use such affiliated broker or dealer by the Trust’s Board of Trustees, provided that the Sub-Advisor does so in a manner consistent with Sections 10(f) and 17(e) of the Investment Company Act, Rule 10(f)-3 and Rule 17e-1 thereunder and the Rule 10f-3 and Rule 17e-1 procedures adopted by the Trust (a copy of which shall by provided by the Advisor to the Sub-Advisor). The Advisor has provided the Sub-Advisor with a list, and will provide the Sub-Advisor with, as soon as reasonably possible, with any updates, modifications or amendments to such list, of the affiliated persons of the Advisor, the Fund and the Fund’s principal underwriter to which investment or trading restrictions apply, and will specifically identify in writing (x) all publicly traded companies in which the Allocated Portion may not be invested, together with ticker symbols for all such companies, and (y) any affiliated brokers and any restrictions that apply to the use of those brokers by the Fund.

The Sub-Advisor’s primary consideration in effecting portfolio transactions will be best execution as determined in accordance with the Sub-Advisor’s policies and procedures and in accordance with applicable law. Subject to such policies as the Advisor and the Board of Trustees of the Trust may determine, the Sub-Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Sub-Advisor an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Advisor’s overall responsibilities with respect to the Allocated Portion. The Sub-Advisor is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Advisor, any affiliate of either, or the Sub-Advisor. Such allocation shall be in such amounts and proportions as the Sub-Advisor shall determine, and the Sub-Advisor shall report on such allocations regularly to the Advisor and the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

On occasions when the Sub-Advisor deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Advisor, the Sub-Advisor, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

The Advisor further authorizes the Sub-Advisor and its affiliated broker-dealers (if any) to execute agency cross transactions (the “Cross Transactions”) on behalf of the Fund and the Trust. The Sub-Advisor shall effect such Cross Transactions in compliance with Rule 206(3)-2 under the Investment Advisers Act, Rule 17a-7 under the Investment Company Act, and any other applicable provisions of the federal securities laws and shall provide the Advisor with periodic reports describing such agency cross transactions.

(c)    Proxy Voting. The Advisor hereby delegates to the Sub-Advisor, the Advisor’s discretionary authority to exercise voting rights with respect to the securities and other investments in the Allocated Portion, and the Sub-Advisor is authorized and agree to act on behalf of the Fund with respect to any reorganizations, exchange offers and other voluntary corporate actions in connection with securities held in the Allocated Portion in such manner as the Sub-Advisor deems advisable, unless the Fund or the Advisor otherwise specifically directs in writing. Proxies of companies whose shares are part of the Allocated Portion shall be voted as described in the Fund’s then-current Prospectus and Statement of Additional Information, and the Sub-Advisor shall not be required to assume any responsibility for the voting of such proxies without its prior consent. The Sub-Advisor shall provide the Advisor and the Fund with information regarding the policies and procedures that the Sub-Advisor uses to determine how to vote proxies relating to the Allocated Portion. The Sub-Advisor shall provide copies of its proxy voting record with respect to the Allocated Portion to the Advisor or any authorized representative of the Advisor, or to the Fund on a quarterly basis (or more frequently, if required by law).

(d)    Books and Records. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Sub-Advisor hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund copies of any of such records upon the Fund’s request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the Investment Company Act the records required to be maintained by Rule 31a-1 under the Investment Company Act with respect to the Fund and to preserve the records required by Rule 204-2 under the Advisers Act with respect to the Fund for the period specified in the applicable rule(s). It is understood that the performance of the Allocated Portion may be referenced by the Sub-Advisor or included within a composite track record, provided that the Fund is not specifically identified by name.

(e)    Custody. Title to all investments shall be made in the name of the Fund, provided that for convenience in buying, selling, and exchanging securities (stocks, bonds, commercial paper, etc.), title to such securities may be held in the name of the Fund’s custodian bank, or its nominee or as otherwise provided in the Fund’s custody agreement. The Advisor shall notify the Sub-Advisor of the identity of the Fund’s custodian bank and shall give the Sub-Advisor fifteen (15) days’ written notice of any changes in such custody arrangements. The Sub-Advisor shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping or custody of the Fund’s assets, including the Allocated Portion, and neither the Sub-Advisor nor any of its affiliated persons shall take possession of or handle any cash or securities, mortgages or deeds of trust, or other indicia of ownership of the Fund’s investments, or otherwise act as custodian of such investments. All cash and the indicia of ownership of all other investments shall be held by the Fund’s custodian bank. The Adviser agrees that the Fund shall instruct its custodian bank to (a) carry out all investment instructions as may be directed by the Sub-Advisor with respect thereto (which may be orally given if confirmed in writing); and (b) provide the Sub-Advisor with all operational information necessary for the Sub-Advisor to trade on behalf of the Fund.

(f)    Consulting with other Investment Managers. The Sub-Advisor agrees that it will not consult with any other investment manager for the Trust or the Fund concerning any transaction by the Allocated Portion in securities or other assets, including but not limited to (i) the purchase by the Allocated Portion of a security issued by the other investment manager, or an affiliate of the other investment manager, to the Trust or the Fund except as permitted by the Investment Company Act or (ii) transactions by the Allocated Portion in any security for which the other investment manager, or its affiliate, is the principal underwriter.

3.    Representations of the Sub-Advisor. The Sub-Advisor represents, warrants and covenants, as applicable, to the Advisor that:

(a)    the retention of the Sub-Advisor as contemplated by this Agreement is authorized by the Sub-Advisor’s governing documents;

(b)    the execution, delivery and performance of this Agreement does not violate any obligation by which the Sub-Advisor or its property is bound, whether arising by contract, operation of law or otherwise;

(c)    this Agreement has been duly authorized by appropriate action and when executed and delivered by the Sub-Advisor will be a legal, valid and binding obligation of the Sub-Advisor, enforceable against the Sub-Advisor in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law);

(d)    the Sub-Advisor is duly registered as an investment adviser under the Investment Advisers Act and will continue to be so registered for as long as this Agreement remains in effect;

(e)    the Sub-Advisor will promptly notify the Advisor of the occurrence of any event that would disqualify the Sub-Advisor from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the Investment Company Act; and

(f)    The Sub-Advisor shall be covered by errors and omissions insurance. The company self-retention or deductible shall not exceed reasonable and customary standards, and the Sub-Advisor agrees to notify the Advisor in the event the aggregate coverage of such insurance in any annual period is reduced below $10,000,000.

4.    Representations of the Advisor. The Adviser represents, warrants and covenants, as applicable, to the Sub-Advisor that:

(a)    the retention of the Sub-Advisor as contemplated by this Agreement is authorized by the governing documents of the Advisor and the Advisory Agreement;

(b)    the execution, delivery and performance of this Agreement do not violate any obligation by which the Advisor or its property is bound, whether arising by contract, operation of law or otherwise;

(c)    this Agreement has been duly approved by the Trust’s Board of Trustees in accordance with all applicable requirements of the Investment Company Act and in accordance with relief granted by the SEC exempting the Fund from obtaining shareholder approval of this Agreement;

(d)    this Agreement has been duly authorized by appropriate action of the Advisor and when executed and delivered by the Advisor will be a legal, valid and binding obligation of the Advisor, enforceable against the Advisor in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law);

(e)    the Advisor is duly registered as an investment adviser under the Investment Advisers Act and will continue to be so registered for as long as this Agreement and the Advisory Agreement with the Trust with respect to the Fund remain in effect;

(f)    the Trust is registered as an investment company under the Investment Company Act and will maintain such registration for so long as this Agreement and the Advisory Agreement with the Advisor with respect to the Fund remain in effect; and

(g)    the Adviser will promptly notify the Sub-Advisor of the occurrence of any event that would disqualify the Advisor from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the Investment Company Act.

5.    Non-Exclusivity; Independent Contractor. The Sub-Advisor shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust, the Fund or the Advisor in any way, or in any way be deemed an agent for the Trust, the Fund or the Advisor. The Advisor’s employment of the Sub-Advisor is not an exclusive arrangement. The Advisor anticipates that it will employ other individuals or entities to furnish it with the services provided for herein. Likewise, it is expressly understood and agreed that the services to be rendered by the Sub-Advisor under the provisions of this Agreement are not to be deemed exclusive, and the Sub-Advisor shall be free to render similar or different services to others, and may give advice and take action with respect to any other clients which may differ from the advice given or the timing or nature of the action taken for the Fund, so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

6.    Expenses.

(a)    The Sub-Advisor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement.

(b)    In the event this Agreement is terminated by an assignment as contemplated by Section 14(b) hereof, and the parties agree to enter into a new agreement, the Sub-Advisor shall be responsible for (i) the costs of any special notifications to the Fund’s shareholders and any special meetings of the Trust’s Board of Trustees convened for the primary benefit of the Sub-Advisor, or (ii) its fair share of the costs of any special meetings required for the benefit of the Sub-Advisor.

(c)    To the extent the Sub-Advisor incurs any costs by assuming expenses which are an obligation of the Advisor or the Fund, the Advisor or the Fund shall promptly reimburse the Sub-Advisor for such costs and expenses. To the extent the Sub-Advisor performs services for which the Fund or the Advisor is obligated to pay, the Sub-Advisor shall be entitled to prompt reimbursement in such amount as shall be negotiated between the Sub-Advisor and the Advisor but shall, under no circumstances, exceed the Sub-Advisor’s actual costs for providing such services.

7.    Investment Sub-Advisory Fee.

(a)    The Advisor shall pay to the Sub-Advisor, and the Sub-Advisor agrees to accept, as full compensation for all investment advisory services rendered pursuant to this Agreement, a sub-advisory fee based on the Sub-Advisor’s Allocated Portion, as such Allocated Portion may be adjusted from time to time (the “Sub-Advisory Fee”). The Sub-Advisory Fee shall be paid at the annual rate specified on Exhibit A attached hereto, based on the net assets of the Fund attributable to the Sub-Advisor’s Allocated Portion, computed on the value of such net assets on such days and at such time or times as described in the Fund’s then-current Prospectus and Statement of Additional Information.

(b)    The Sub-Advisory Fee shall be paid by the Advisor to Sub-Advisor monthly in arrears on the tenth business day of each month.

(c)    The initial payment of the Sub-Advisory Fee under this Agreement shall be payable on the tenth business day of the first month following the effective date of this Agreement and shall be pro-rated as set forth below. If this Agreement is terminated prior to the end of any month, the Sub-Advisory Fee payable to the Sub-Advisor shall be pro-rated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

(d)    The Sub-Advisory Fee payable to the Sub-Advisor under this Agreement will be reduced to the extent of any receivable owed by the Sub-Advisor to the Advisor or the Fund.

(e)    The Sub-Advisor voluntarily may reduce or otherwise not require payment of any portion of the Sub-Advisory Fee owing under this Agreement or otherwise waive reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Advisor of the Fund under this Agreement. Any such reduction or payment shall be mutually agreed to in writing between the Advisor and Sub-Advisor and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Sub-Advisor hereunder or to continue future payments. Any such reduction will be agreed to prior to accrual of the related expense or portion of the Sub-Advisory Fee and will be estimated daily and reconciled and paid on a monthly basis.

8.    No Shorting; No Borrowing. The Sub-Advisor agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Sub-Advisor or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the Investment Company Act. The Sub-Advisor agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit.

9.    Conflicts with Trust’s Governing Documents and Applicable Laws. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and the Fund. In this connection, the Sub-Advisor acknowledges that the Advisor and the Trust’s Board of Trustees retain ultimate plenary authority over the Fund, including the Allocated Portion, and may take any and all actions necessary and reasonable to protect the interests of shareholders.

10.    Reports and Access. The Sub-Advisor agrees to supply such information to the Advisor and to permit such compliance inspections by the Advisor or the Fund as shall be reasonably necessary to permit the administrator to satisfy its obligations and respond to the reasonable requests of the Trustees.

11.    Standard of Care, Liability and Indemnification.

(a)    The Sub-Advisor shall exercise reasonable care and prudence in fulfilling its obligations under this Agreement.

(b)    The Sub-Advisor shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements furnished by the Sub-Advisor for use by the Advisor in the Fund’s offering materials (including the Fund’s Prospectus, Statement of Additional Information, advertising and sales materials) that pertain to the Sub-Advisor and the investment of the Sub-Advisor’s Allocated Portion of the Fund. The Sub-Advisor shall have no responsibility or liability with respect to other disclosures.

(c)    Except as otherwise provided in this Agreement, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Sub-Advisor, the Sub-Advisor shall not be subject to liability to the Advisor, the Trust, or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder.

(d)    In no event will the Sub-Advisor have any responsibility for any other portfolio of the Trust, for any portion of the Fund not managed by the Sub-Advisor or for the acts or omissions of any other investment manager to the Trust or the Fund. In particular, in the event the Sub-Adviser manages less than 100% of the Fund’s assets, and has managed the Allocated Portion in accordance with Section 2(a) of this Agreement, the Sub-Adviser shall have no responsibility for the Fund being in violation of any applicable law or regulation, or any investment objective, investment policy or restriction applicable to the Fund as a whole or for the Fund’s failing to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended, which result from or are based upon directions or instructions of, or information provided by, the Advisor, including, but not limited to, a failure of the Advisor to provide accurate and current information with respect to any records maintained by the Advisor or any other investment manager to the Fund, which records are not also maintained by the Sub-Advisor or, to the extent such records relate to the

Sub-Advisor’s Allocated Portion, otherwise available to the Sub-Advisor upon reasonable request.

(e)    Except as otherwise provided in this Agreement, each party to this Agreement (as an “Indemnifying Party”), including the Trust on behalf of the Fund, shall indemnify and hold harmless the other party and the shareholders, directors, officers, and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising out of the Indemnifying Party’s performance or non-performance of any duties under this Agreement provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of duties hereunder or by reason of reckless disregard of its obligations and duties under this Agreement.

If indemnification is to be sought hereunder, then the Indemnified Party shall promptly notify the Indemnifying Party of the assertion of any claim or the commencement of any action or proceeding in respect thereof; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may otherwise have to the Indemnified Party provided such failure shall not affect in a material adverse manner the position of the Indemnifying Party or the Indemnified Party with respect to such claim. Following such notification, the Indemnifying Party may elect in writing to assume the defense of such action or proceeding and, upon such election, it shall not be liable for any legal costs incurred by the Indemnified Party (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Indemnifying Party has failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner or (ii) counsel which has been provided by the Indemnifying Party reasonably determines that its representation of the Indemnified Party would present it with a conflict of interest.

The provisions of this paragraph 11(e) shall not apply in any action where the Indemnified Party is the party adverse, or one of the parties adverse, to the other party. The rights of indemnification herein shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise by law and shall survive termination of this Agreement.

(f)    Notwithstanding anything herein to the contrary, no party hereto shall be liable to any other party for any indirect, incidental, consequential, special, exemplary or punitive damages of any nature whatsoever. In addition, no provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer of the Advisor or the Sub-Advisor, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

12.    General Legal Compliance; Code of Ethics.

(a)    The Advisor and the Sub-Advisor each agree to comply with applicable laws, rules and regulations, including the Investment Advisers Act and the Investment Company Act. Upon request, and in accordance with the scope of the Sub-Advisor’s obligations and responsibilities contained in this Agreement, the Sub-Advisor will provide reasonable assistance to the Advisor in connection with the Fund’s compliance with applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, and Rule 38a-1 under the Investment Company Act.

(b)    The Sub-Advisor will adhere to a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of the Investment Company Act and the Investment Advisers Act, a copy of which has been provided to the Board of Trustees of the Trust. The Sub-Advisor will make such reports to the Advisor and the Fund as are required by Rule 17j-1 under the Investment Company Act and agrees to provide the Advisor and the Fund with any other information required to satisfy the Fund’s code of ethics reporting. To the extent the Sub-Advisor amends its code of ethics to comply with such rules or regulations, the Sub-Advisor shall provide the Advisor with a copy of such amendments thereto.

13.    Term; Use of Names.

(a)    This Agreement shall become effective upon approval by the Board of Trustees of the Trust and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the Investment Company Act.

(b)    It is understood that the names Litman Gregory or any derivative thereof or logo associated with that name is the valuable property of the Advisor and/or its affiliates, and that the Sub-Advisor has the right to use such name (or derivative or logo) only with the approval of the Advisor and only so long as the Advisor is the investment adviser to the Fund. It is further understood that the name Ares or any derivative thereof or logo associated with those names, are the valuable property of the Sub-Advisor and its affiliates and that the Trust and/or the Fund have the right to use such names (or derivative or logo) in offering materials of the Fund with the approval of the Sub-Advisor and for so long as the Sub-Advisor is an investment manager to the Fund. The Sub-Advisor hereby consents to references to the Sub-Advisor and information about the Sub-Advisor in the Trust’s registration statement filed under the Securities Act and the Investment Company Act to the extent required by Form N-1A with respect to the Fund. Upon termination of this Agreement, the Trust and the Fund shall forthwith cease to use such names (or derivatives or logo).

14.    Termination; No Assignment.

(a)    This Agreement may be terminated at any time without payment of any penalty, by: the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to the Sub-Advisor and the Advisor. This Agreement also may be terminated at any time, without the payment of any penalty, by the Advisor or the Sub-Advisor upon sixty (60) days’ written notice to the Trust and the other party. In addition, notwithstanding anything herein to the contrary, if the Advisory Agreement terminates for any reason, this Agreement shall terminate effective upon the date the Advisory Agreement terminates. In the event of a termination, Sub-Advisor shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees, transfer any and all books and records of the Fund maintained by Sub-Advisor on behalf of the Fund.

(b)    This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the Investment Company Act.

15.    Delivery of the Sub-Adviser’s Form ADV. The Advisor acknowledges that it has received and has had an opportunity to read a copy of the Sub-Advisor’s Form ADV Part 2A (the “Brochure”) and a copy of the Form ADV Part 2B with respect to the Sub-Advisor’s personnel with the most significant responsibility for providing advisory services to the Fund (the “Brochure Supplement”). The Advisor agrees that the Brochure and Brochure Supplement, as well as other client communications, may be transmitted to the Adviser electronically.

16.    Amendments; Severability. No provision of this Agreement may be changed, waived or discharged unless signed in writing by the parties hereto. Nothing in this Agreement shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

17.    Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

18.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the [State of California]1 without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Investment Advisers Act and any rules and regulations promulgated thereunder.

19.    Nonpublic Personal Information. Notwithstanding any provision herein to the contrary, the Sub-Advisor hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Advisor (on behalf of itself and the Fund) and the Trust (a) all records and other information relative to the

[1]	Ares to confirm.

Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Advisor or the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Advisor and the Fund and communicated in writing to the Sub-Advisor. Such written approval shall not be unreasonably withheld by the Advisor or the Trust and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

20.    Anti-Money Laundering Compliance. The Sub-Advisor acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any respective implementing regulations (together, “AML Laws”), the Fund has adopted an Anti-Money Laundering Policy. The Sub-Advisor agrees to comply with the Fund’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Advisor, now and in the future. The Sub-Advisor further agrees to provide to the Fund and/or the Advisor such reports, certifications and contractual assurances as may be reasonably requested by the Fund or the Advisor. The Advisor may disclose information respecting the Sub-Advisor to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation. The Advisor will provide prompt notification of any such disclosures to the Sub-Advisor, unless otherwise prohibited by applicable law.

21.    Certifications; Disclosure Controls and Procedures. The Sub-Advisor acknowledges that, in compliance with the Sarbanes-Oxley Act, and the implementing regulations promulgated thereunder, the Fund is required to make certain certifications and has adopted disclosure controls and procedures. To the extent reasonably requested by the Advisor, the Sub-Advisor agrees to use its best efforts to assist the Advisor and the Fund in complying with the Sarbanes-Oxley Act and implementing the Fund’s disclosure controls and procedures. The Sub-Advisor agrees to inform the Fund of any material development related to the Allocated Portion that the Sub-Advisor reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

22.    Provision of Certain Information by the Sub-Advisor. The Sub-Advisor will promptly notify the Advisor in writing of the occurrence of any of the following events:

(a)    the Sub-Advisor fails to be registered as investment adviser under the Investment Advisers Act;

(b)    the Sub-Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Advisor or the Fund;

(c)    the Sub-Advisor suffers financial impairment which, in the sole discretion of the Sub-Adviser, materially interferes with its ability to manage the Allocated Portion or otherwise fulfill its duties under this Agreement;

(d)    the Sub-Advisor, its principal officers or its controlling stockholders are the subject of a government investigation or inquiry, administrative proceeding or any other type of legal action which, under the Investment Company Act, would make it ineligible to serve as an investment adviser to a registered investment company;

(e)    a change in the Sub-Advisor’s personnel materially involved in the management of the Allocated Portion; or

(f)    a change in control of the Sub-Advisor.

23.    Confidentiality. The parties to this Agreement shall not, directly or indirectly, permit their respective affiliates, directors, trustees, officers, members, employees, or agents to, in any form or by any means, use, disclose, or furnish to any person or entity, records or information concerning the business of any of the other parties except as necessary for the performance of duties under this Agreement or as required by law, without prior written notice to and approval of the relevant other parties, which approval shall not be unreasonably withheld by such other parties. Notwithstanding the foregoing, any party may disclose such non-public information if (a) such information is or hereafter otherwise is known by the receiving party or has been disclosed, directly or indirectly, to others or becomes ascertainable from public or published information or trade sources, (b) if such disclosure is required by applicable federal, state or other law or regulation, (c) if such disclosure is required or requested by regulatory or self-regulatory authorities or judicial process, (d) such disclosure is reasonably required by legal counsel or auditors of the party (or of the Trust, the Fund, the Trust’s Board of Trustees or affiliates of the Advisor) in connection with the performance of their professional services or (e) as may otherwise be contemplated by this Agreement.

24.    Notices. Any notice herein required is to be in writing and is deemed to have been given to the Sub-Advisor or the Advisor upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or a similar means of same delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein). All notices provided to the Advisor will be sent to the attention of: Litman Gregory Fund Advisors LLC, 1676 N. California Blvd., Suite 500, Walnut Creek, CA 94596, Attention: President, Facsimile (925) 254-0335. All notices provided to the Sub-Advisor will be sent to the attention of: Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067, Attention: President, Facsimile (310) 432-8654 . Each party may rely upon any notice from the other party or other communication reasonably believed by the receiving party to be genuine.

25.    Counterparts. This Agreement may be executed in counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered, shall be deemed an original and all of which counterparts shall constitute but one and the same agreement.

26.    Third-Party Beneficiary. The Trust is expressly made a third-party beneficiary of this Agreement with rights as respect to the Fund to the same extent as if it had been a party hereto.

27.    Entire Agreement. This Agreement contains all of the terms agreed upon or made by the parties relating to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

[Remainder of Page Intentionally Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

Litman Gregory Fund Advisors LLC		Ares Management LLC

By:	/s/ John M. Coughlan	By:	/s/ Daniel J. Hall
Name:	John M. Coughlan	Name:	Daniel J. Hall
Title:	Chief Operating Officer	Title:	Authorized Signatory

As a Third Party Beneficiary,

Litman Gregory Funds Trust
on behalf of
Litman Gregory Masters High Income Alternatives Fund

By:	/s/ Jeremy DeGroot
Name:	Jeremy DeGroot
Title:	President